Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 6, 2013, except for Note 1 and 16(B), as to which the date is December 6, 2013, in the Registration Statement (Form S-1) and related Prospectus of Eleven Biotherapeutics, Inc. dated December 30, 2013.

/s/ Ernst & Young LLP

Boston, MA

December 30, 2013